Exhibit 21.1

TRANSAX INTERNATIONAL LIMITED.
Subsidiaries of the Registrant

Item	Name	Country of Incorporation
1.	Big Tree International Co., Ltd., a wholly owned subsidiary of Transax International Limited.	Brunei
2.	Shantou Big Tree Toys Co., Ltd., a wholly owned subsidiary of Big Tree International Co., Ltd.	China